Exhibit 4.1

This Warrant was originally issued on August 31, 2004, and such issuance was not registered under the Securities Act of 1933, as amended. The transfer of this Warrant and the securities obtainable upon exercise thereof is subject to the conditions on transfer specified in the Warrant Purchase and Registration Agreement, dated as of June 18, 2003 (as amended and modified from time to time), between the issuer hereof (the “Company”) and the initial holder hereof, and the Company reserves the right to refuse the transfer of such security until such conditions have been fulfilled with respect to such transfer. Upon written request, a copy of such conditions shall be furnished by the Company to the holder hereof without charge.

AKORN, INC.

STOCK PURCHASE WARRANT

Date of Issuance: August 31, 2004	Certificate No. D-l

     THIS CERTIFIES THAT, for value received, AEG Partners LLC, an Illinois limited liability company, or its registered assigns (the “Registered Holder”) is entitled to subscribe for and purchase on or before August 31, 2008 from Akorn, Inc., a Louisiana corporation (the “Company”), an aggregate of 1,250,000 fully paid and nonassessable shares of the Company’s Common Stock at a price per share of $0.75 (as adjusted from time to time hereunder, the “Exercise Price”). This Warrant is issued by the Company pursuant to the Warrant Purchase and Registration Agreement, dated as of June 18, 2003 (the “Purchase Agreement”), by and between the Company and AEG Partners LLC. Certain capitalized terms used herein are defined in Section 5 hereof. The amount of securities obtainable pursuant to the rights granted hereunder and the purchase price for such securities are subject to adjustment pursuant to the provisions contained in this Warrant.

     This Warrant is subject to the following provisions:

     Section 1. Exercise of Warrant.

     1A. Exercise Period. The Registered Holder may exercise, in whole or in part (but not as to a fractional share of Common Stock), the purchase rights represented by this Warrant at any time and from time to time after the Date of Issuance to and including the fourth anniversary thereof (the “Exercise Period”). The “Date of Issuance” shall be the Effective Date under the Purchase Agreement.

     1B. Exercise Procedure.

          (i) This Warrant shall be deemed to have been exercised when there shall have been delivered to the office of the Company, 2500 Milbrook Drive, Buffalo Grove, Illinois 60089, marked to the attention of the Company’s chief financial officer, the following items (the “Exercise Time”):

          (a) a completed Exercise Agreement, as described in paragraph 1C below, executed by the Person exercising all or part of the purchase rights represented by this Warrant (the “Purchaser”);

          (b) this Warrant;

          (c) if this Warrant is not registered in the name of the Purchaser, an Assignment or Assignments in the form set forth in Exhibit II hereto evidencing the assignment of this Warrant to the Purchaser, in which case the Registered Holder shall have complied with the provisions set forth in Section 8 hereof; and

          (d) either (1) a check payable to the Company in an amount equal to the Exercise Price multiplied by the number of shares of Common Stock being purchased upon such exercise (the “Aggregate Exercise Price”) or (2) a written notice to the Company that the Purchaser is exercising the Warrant (or a portion thereof) by authorizing the Company to withhold from issuance a number of shares of Common Stock issuable upon such exercise of the Warrant which when multiplied by the Market Price of the Common Stock is equal to the Aggregate Exercise Price (and such withheld shares shall no longer be issuable under this Warrant).

          (ii) Certificates for shares of Common Stock purchased upon exercise of this Warrant shall be delivered by the Company to the Purchaser within seven business days after the date of the Exercise Time. Unless this Warrant has expired or all of the purchase rights represented hereby have been exercised, the Company shall prepare a new Warrant, substantially identical hereto, representing the rights formerly represented by this Warrant which have not expired or been exercised and shall, within such seven-day period, deliver such new Warrant to the Person designated for delivery in the Exercise Agreement.

          (iii) The Common Stock issuable upon the exercise of this Warrant shall be deemed to have been issued to the Purchaser at the Exercise Time, and the Purchaser shall be deemed for all purposes to have become the record holder of such Common Stock at the Exercise Time.

          (iv) The issuance of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Registered Holder or the Purchaser for any issuance tax in respect thereof or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Common Stock. Each share of Common Stock issuable upon exercise of this Warrant shall, upon payment of the Exercise Price therefor, be fully paid and nonassessable and free from all liens and charges (other than any created by the Registered Holder) with respect to the issuance thereof or otherwise.

          (v) The Company shall not close its books against the transfer of this Warrant or of any share of Common Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant. The Company shall from time to time take all such action as may be necessary to ensure that the par value per share of the unissued Common Stock acquirable upon exercise of this Warrant is at all times equal to or less than the Exercise Price then in effect.

          (vi) The Company shall use reasonable efforts to assist and cooperate with any Registered Holder or Purchaser required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of this Warrant (including, without limitation, making any filings required to be made by the Company).

          (vii) Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a registered public offering or the sale of the Company, the exercise of any portion of this Warrant may, at the election of the holder hereof and upon delivery of the items required by Section 1 B(i), be conditioned upon the consummation of the public offering or sale of the Company in which case such exercise shall not be deemed to be effective until, and the Effective Time shall be deemed to occur upon, the consummation of such transaction.

          (viii) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of issuance upon the exercise of the Warrants, such number of shares of Common Stock issuable upon the exercise of all outstanding Warrants. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges (other than any created by the Registered Holder). The Company shall take all such actions as may be necessary to ensure that all such shares of Common Stock may be so issued without violation by the Company of any applicable law or governmental regulation or any requirement of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

     1C. Exercise Agreement. Upon any exercise of this Warrant, the Exercise Agreement shall be substantially in the form set forth in Exhibit I hereto, except that if the shares of Common Stock are not to be issued in the name of the Person in whose name this Warrant is registered, the Exercise Agreement shall also state the name of the Person to whom the certificates for the shares of Common Stock are to be issued, and if the number of shares of Common Stock to be issued does not include all the shares of Common Stock purchasable hereunder, it shall also state the name of the Person to whom a new Warrant for the unexercised portion of the rights hereunder is to be delivered. Such Exercise Agreement shall be dated the actual date of execution thereof.

     1D. Fractional Shares. If a fractional share of Common Stock would, but for the provisions of Section lA, be issuable upon exercise of the rights represented by this Warrant, the Company shall, within seven business days after the date of the Exercise Time, deliver to the Purchaser a check payable to the Purchaser in lieu of such fractional share in an amount equal to the difference between the Market Price of such fractional share as of the date of the Exercise Time and the Exercise Price of such fractional share.

     Section 2. Adjustment of Exercise Price and Number of Shares. In order to prevent dilution of the rights granted under this Warrant, the Exercise Price shall be subject to adjustment from time to time as provided in this Section 2, and the number of shares of Common Stock obtainable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 2.

     2A. Reclassification. If the Company, at any time or from time to time while this Warrant is outstanding and unexpired, shall reclassify or otherwise change the securities issuable upon exercise of this Warrant (other than as a result of a subdivision or combination, stock dividend, or reorganization, merger, consolidation or sale of assets, each as provided for below), the Company shall, as a condition precedent to such transaction, execute a new Warrant providing that the Registered Holder shall have the right to exercise such new Warrant and upon such exercise to receive, in lieu of each share of Common Stock theretofore issuable upon exercise of this Warrant, the kind and amount of shares of stock or other securities, money or property receivable upon such reclassification or change which such Registered Holder would have received for one share of Common Stock had such Registered Holder exercised this Warrant in full immediately prior to such reclassification or change. Such new Warrant shall provide for adjustments which shall be as nearly equivalent as practicable to the adjustments provided for in this Section 2A. The provisions of this Section 2A shall similarly apply to successive reclassifications or changes.

     2B. Subdivisions or Combination of Warrant Shares. If the Company at any time or from time to time while this Warrant is outstanding and unexpired shall subdivide or combine its Common Stock, the Exercise Price shall be adjusted to that price determined by multiplying the Exercise Price in effect immediately prior to such subdivision or combination by a fraction, (i) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such subdivision or combination and (ii) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such subdivision or combination.

     2C. Reorganizations. Mergers. Consolidations or Sale of Assets. If at any time or from time to time while this Warrant is outstanding and unexpired there shall be a capital reorganization of the Company’s Common Stock (other than a combination, subdivision, reclassification or change of shares provided for elsewhere in this Warrant) or merger or consolidation of the Company with or into another entity, or the sale of all or substantially all of the Company’s assets to another corporation then, as a part of such reorganization, merger, consolidation or sale, lawful provision shall be made so that the Registered Holder shall thereafter be entitled to receive upon exercise of this Warrant, during the Exercise Period and upon payment of the Exercise Price then in effect, the number and type of shares of stock, other securities or property to which a holder of the Common Stock issuable upon exercise of this Warrant would have been entitled in such reorganization, merger, consolidation or sale if this Warrant had been exercised immediately before that reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Registered Holder after such reorganization, merger, consolidation or sale so that the provisions of this Warrant (including adjustment of the Exercise Price and the number of shares purchasable upon exercise) shall be applicable in relation to any shares or other property deliverable after such event upon exercise of this Warrant. This provision shall apply to any successive reorganization, merger, consolidation or sale.

     2D. Stock Dividends. If the Company at any time and from time to time while this Warrant is outstanding and unexpired shall pay a dividend with respect to its Common Stock payable in, or make any other distribution without consideration of, shares of Common Stock (except any distribution specifically provided for above), then the Exercise Price shall be adjusted, from and after the record date fixed for the determination of stockholders entitled to receive such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction, (i) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such distribution or dividend, and (ii) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution.

     2E. Other Dividends. If the Company at any time and from time to time while this Warrant is outstanding and unexpired shall pay a dividend other than a regular cash dividend with respect to its Common Stock other than in the form of Common Stock, then the Exercise Price shall be adjusted, from and after the record date fixed for the determination of holders of Common Stock entitled to receive such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction, (i) the numerator of which shall be the Market Price of a share of Common Stock as of such record date less the amount of the dividend or distribution applicable to one share of Common Stock and (ii) the denominator of which shall be the Market Price of one share of Common Stock as of such record date; provided, however, if the amount of a dividend that would otherwise require adjustment pursuant to this Section 2E is equal to or greater than such Market Price, then, in lieu of the foregoing adjustment, adequate provision shall be made so that the Registered Holder shall receive a pro rata share of such dividend based upon the maximum number of shares of Common Stock issuable to such Registered Holder under this Warrant at such time.

     2F. Adjustment of Exercise Price Upon Issuance of Common Stock. If the Company at any time and from time to time while this Warrant is outstanding and unexpired issues or sells, or in accordance with paragraph 2F(i) is deemed to have issued or sold, any share of Common Stock, other than any share of Common Stock issued or issuable (1) pursuant to Options or Convertible Securities outstanding as of the Date of Issuance or (2) to employees of the Company pursuant to an incentive plan authorized by the board of directors of the Company, for a consideration per share less than the Exercise Price in effect immediately prior to such time, then immediately upon such issue or sale the Exercise Price shall be reduced to an amount equal to the quotient determined by dividing (x) the sum of (1) the product derived by multiplying the Exercise Price in effect immediately prior to such issue or sale by the number of shares of Common Stock outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received by the Company upon such issue or sale, by (y) the number of shares of Common Stock outstanding immediately after such issue or sale.

          (i) For purposes of determining the adjusted Exercise Price under paragraph 2F, the following shall be applicable:

          (a) Issuance of Rights or Options. If the Company in any manner grants or sells any Options, then the share or shares of Common Stock issuable upon exercise of such Option shall be deemed to have been issued and sold by the Company at such time for the lowest price per share for which any one share of Common Stock is issuable with respect to such Option. For purposes of this paragraph, the “lowest price per share for which any one share of Common Stock is issuable” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Exercise Price shall be made upon the actual issue of such Common Stock or of such Convertible Security upon the exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Security.

          (b) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Security , then the share or shares of Common Stock issuable upon conversion or exchange of such Convertible Security shall be deemed to have been issued and sold by the Company at such time for the lowest price per share for which any one share of Common Stock is issuable with respect to such Convertible Security. For the purposes of this paragraph, the “lowest price per share for which any one share of Common Stock is issuable” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance of the Convertible Security and upon the conversion or exchange of such Convertible Security. No further adjustment of the Exercise Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of any Convertible Security, and if any such issue or sale of such Convertible Security is made upon exercise of any Options for which adjustments of the Exercise Price had been or are to be made pursuant to other provisions of this Section 2, no further adjustment of the Exercise Price shall be made by reason of such issue or sale.

          (c) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Exercise Price in effect at the time of such change shall be adjusted immediately to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold and the number of shares of Common Stock issuable hereunder shall be correspondingly adjusted. For purposes of this paragraph 2F, if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of this Warrant are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Exercise Price hereunder to be increased.

          (d) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Securities without the exercise of such Option or right, the Exercise Price then in effect shall be adjusted immediately to the Exercise Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued. For purposes of this paragraph 2F, the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of this Warrant shall not cause the Exercise Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date of issuance of this Warrant.

          (e) Calculation of Consideration Received. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Company (net of discounts, commissions and related expenses) therefor. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair value of such consideration, provided that where such consideration consists of securities, in which case the amount of consideration received by the Company shall be the Market Price thereof as of the date of receipt. In case any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities shall be determined in good faith jointly by the Company and the Registered Holder. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an appraiser jointly selected by the Company and the Registered Holder. The determination of such appraiser shall be final and binding on the Company and the Registered Holder, and the fees and expenses of such appraiser shall be paid by the Company.

          (f) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options shall be deemed to have been issued without consideration.

     2G. Adjustment of Number of Shares. Upon each adjustment in the Exercise Price (other than pursuant to Section 2E), the number of shares of stock purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of shares purchasable immediately prior to such adjustment in the Exercise Price by a fraction, (i) the numerator of which shall be the Exercise Price immediately prior to such adjustment and (ii) the denominator of which shall be the Exercise Price immediately after such adjustment.

     Section 3. Notices. Whenever the number of shares of Common Stock purchasable hereunder or the Exercise Price thereof shall be adjusted pursuant to Section 2 hereof, the Company shall provide written notice in accordance with Section 11 hereof, to the Registered Holder setting forth in reasonable detail the event requiring adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the number of shares of Common Stock which may be purchased and the Exercise Price therefor after giving effect to such adjustment.

     Section 4. Treasury Shares. The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Company or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

     Section 5. Definitions. The following terms have meanings set forth below:

     “Convertible Securities” means any stock or securities (directly or indirectly) convertible into or exchangeable for Common Stock.

     “Current Market Price” means, as of any date, (i) if at that time, the principal market for such security is a national securities exchange or the NASDAQ System, the mean between the lowest and highest reported sale prices of such security on the immediately preceding business day on the principal exchange or market on which such security is then listed or admitted to trading or (ii) if, at that time, the sale prices are not available or the principal market for the security is not a national securities exchange and such security is not quoted on the NASDAQ System, the average between the highest bid and lowest asked prices for such security on the immediately preceding business day as reported on the NASDAQ OTC Bulletin Board Service or by the National Quotation Bureau, Incorporated or any similar successor organization.

     “Market Price” means as to any security the average of the closing prices of such security’s sales on all domestic securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, on such day, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which “Market Price” is being determined and the 20 consecutive business days prior to such day; provided that if such security is listed on any domestic securities exchange the term “business days” as used in this sentence means business days on which such exchange is open for trading. If at any time such security is not listed on any domestic securities exchange or quoted in the NASDAQ System or the domestic over-the-counter market, the “Market Price” shall be the fair value thereof determined in good faith jointly by the Company and the Registered Holders of Warrants representing a majority of the Common Stock purchasable upon exercise of all the Warrants then outstanding; provided that if such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an appraiser jointly selected by the Company and the Registered Holders of Warrants representing a majority of the Common Stock purchasable upon exercise of all the Warrants then outstanding. The determination of such appraiser shall be final and binding on the Company and the Registered Holders of the Warrants, and the fees and expenses of such appraiser shall be paid by the Company.

     “Options” means any rights or options to subscribe for or purchase Common Stock or Convertible Securities, other than any right or option otherwise exempted with the approval of the Registered Holder.

     “Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

     Other capitalized terms used in this Warrant but not defined herein shall have the meanings set forth in the Purchase Agreement.

     Section 6. No Voting Rights: Limitations of Liability. This Warrant shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Company until the Warrant shall have been exercised and the Common Stock purchasable upon the exercise hereof shall have become deliverable, as provided herein. No provision hereof, in the absence of affirmative action by the Registered Holder to purchase Common Stock, and no enumeration herein of the rights or privileges of the Registered Holder shall give rise to any liability of such holder for the Exercise Price of Common Stock acquirable by exercise hereof or as a stockholder of the Company.

     Section 7. Restrictive Legend. The shares issuable upon exercise of this Warrant (unless registered under the Securities Act of 1933) shall be stamped or imprinted with a legend in substantially the following form:

“The securities represented by this certificate were originally issued on August 31, 2004, and have not been registered under the Securities Act of 1933, as amended. The transfer of the securities represented by this certificate is subject to the conditions specified in the Warrant Purchase and Registration Agreement, dated as of June 18, 2003, between the issuer (the “Company”) and certain investors, and the Company reserves the right to refuse the transfer of such securities until such conditions have been fulfilled with respect to such transfer. A copy of such conditions will be furnished by the Company to the holder hereof upon written request and without charge.”

     Section 8. Warrant Transferable. Subject to the transfer conditions referred to in the legend endorsed hereon, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the Registered Holder, upon surrender of this Warrant with a properly executed Assignment (in the form of Exhibit II hereto) at the principal office of the Company; provided that any transfer in part shall be of Warrants in minimum denominations to purchase 100,000 shares of the Company’s Common Stock, subject to adjustment as provided in Section 2.

     Section 9. Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by the Registered Holder at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the purchase rights hereunder, and each of such new Warrants shall represent such portion of such rights as is designated by the Registered Holder at the time of such surrender. The date the Company initially issues this Warrant shall be deemed to be the “Date of Issuance” hereof regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Warrant shall be issued. All Warrants representing portions of the rights hereunder are referred to herein as the “Warrants.”

     Section 10. Replacement. Upon receipt of evidence reasonably satisfactory to the Company (it being acknowledged by the Company that an affidavit of the Registered Holder is deemed to be reasonably satisfactory) of the ownership and the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company, or, in the case of any such mutilation upon surrender of such Warrant, the Company shall (at its expense, except for the cost of any lost security indemnity bond required, which shall be paid by the Registered Holder) execute and deliver in lieu of such Warrant a new Warrant of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated Warrant and dated the date of such lost, stolen, destroyed or mutilated Warrant.

     Section 11. Notices. Except as otherwise expressly provided herein, all notices referred to in this Warrant shall be in writing and shall be delivered personally, sent by reputable overnight courier service (charges prepaid) or sent by registered or certified mail, return receipt requested, postage prepaid and shall be deemed to have been given when so delivered or deposited in the U.S. Mail (i) to the Company, at its principal executive offices and (ii) to the Registered Holder of this Warrant at such holder’s address as it appears in the records of the Company (unless otherwise indicated by any such holder).

     Section 12. Amendment and Waiver. Except as otherwise provided herein, the provisions of the Warrants may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Registered Holder.

     Section 13. Descriptive Headings: Governing Law. The descriptive headings of the several Sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The corporation laws of the State of Louisiana shall govern all issues concerning the relative rights of the Company and its Stockholders. All other questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by the internal law of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Illinois.

     IN WITNESS WHEREOF, the Company has caused this Warrant to be signed and attested by its duly authorized officers under its corporate seal and to be dated the Date of Issuance hereof.

AKORN, INC.
By:	/s/ Arthur S. Przybyl
Its:	Chief Executive Office

[Corporate Seal]

Attest:

/s/ Jeffrey A. Whitnell
Title:	Chief Financial Officer

EXHIBIT I

EXERCISE AGREEMENT

To:	Dated:

     The undersigned, pursuant to the provisions set forth in the attached Warrant (Certificate No. W-    ), hereby agrees to subscribe for the purchase of    shares of the Common Stock covered by such Warrant and makes payment herewith in full therefor at the price per share provided by such Warrant and requests that certificates for the shares of Common Stock hereby purchased be issued in the name and delivered to    whose address is    .

Signature

Address

EXHIBIT II

ASSIGNMENT

     FOR VALUE RECEIVED,                 hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (Certificate No. W-        ) with respect to the number of shares of the Common Stock covered thereby set forth below, unto:

Name of Assignee	Address	No. of Shares

Signature

Witness